Exhibit (a)(1)(D)

Offer to Purchase
for Cash
All Outstanding Shares of
Common Stock
(including the Associated Preferred Stock Purchase Rights)
of
Facet Biotech Corporation
at
$14.50 Net Per Share
by
FBC Acquisition Corp.,
a wholly owned subsidiary of
Biogen Idec Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON OCTOBER 19, 2009, UNLESS THE OFFER IS EXTENDED.

September 21, 2009
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by FBC Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Biogen Idec Inc., a Delaware corporation (“Biogen Idec”), to act as Information Agent in connection with the offer being made by Purchaser to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (together, the “Shares”), of Facet Biotech Corporation, a Delaware corporation (the “Company”), at a price of $14.50 per Share, net to the seller in cash, without interest (and less any applicable withholding taxes), upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase, dated September 21, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the ‘‘Offer”).

The Offer is conditioned upon, among other things, the following:

1.	The Company’s stockholders having validly tendered and not properly withdrawn prior to the expiration date of the Offer that number of Shares representing, together with the Shares owned by Biogen Idec, at least a majority of the total voting power of all of the outstanding shares of the Company entitled to vote generally in the election of directors or with respect to a merger, calculated on a fully diluted basis after consummation of the Offer;

2.	Biogen Idec being satisfied that the restrictions on business combinations with interested stockholders set forth in Section 203 of the Delaware General Corporation Law are inapplicable to the Offer and the proposed merger or any other business combination involving Biogen Idec or any of its subsidiaries (including Purchaser) and the Company;

3.	All waiting periods under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated;

4.	The Company’s board of directors redeeming the preferred stock purchase rights, or Biogen Idec being satisfied that the preferred stock purchase rights have been invalidated or are otherwise inapplicable to the Offer and the proposed merger; and

5.	The Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing the Purchaser or Biogen Idec’s ability to acquire the Company or otherwise diminishing the expected value to Biogen Idec of the acquisition of the Company other than, except as to terms not disclosed in the

Company’s Current Report on Form 8-K filed with the SEC on August 31, 2009, the Collaboration and License Agreement and related Stock Purchase Agreement between the Company and Trubion Pharmaceuticals, Inc. disclosed in such Current Report.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase;

2.	Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the tendering procedure cannot be completed by the Expiration Date (as defined in the Offer to Purchase) or all required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the Expiration Date;

4.	A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 19, 2009, UNLESS THE OFFER IS EXTENDED.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 5 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), should be sent to the Depositary by 12:00 midnight, New York City time, on October 19, 2009.

Questions or requests for assistance may be directed to the undersigned, at the address and telephone numbers set forth on the back cover page of the Offer to Purchase. You can also obtain additional copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the undersigned.

Very truly yours,

INNISFREE M&A INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF PURCHASER, BIOGEN IDEC, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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